                                     10.89

                               BALLY'S TERMINATION
                                    AGREEMENT

                              TERMINATION AGREEMENT


         This Termination Agreement (this "Agreement") is entered into this 31st day of October, 1996 by and among Bally Total Fitness Holding Corporation (formerly known as Bally's Health & Tennis Corporation), a Delaware corporation ("BTFHC"), Bally Total Fitness Corporation (formerly known as Health & Tennis Corporation of America), a Delaware corporation and a wholly-owned subsidiary of BTFHC ("BTF"), Bally's S.C. Management, Inc., a California corporation and a wholly-owned subsidiary of BTF ("Management") (jointly, the "Bally Group"), on the one hand, and The Sports Connection Holding Company, a California corporation ("SCHC") and The Sports Club Company, Inc. ("SCCI") (jointly, the "Owner Group"), on the other hand, and, for the limited purposes herein indicated, D. Michael Talla ("Talla") and Holiday Spa Health Clubs of California, a California corporation ("Holiday"). The Bally Group and the Owner Group are referred to herein as the "Parties".

         This Agreement is entered into with reference to the following facts:

     A. On January 22, 1993, the Bally Group and Talla Holding Company, a California corporation, and certain limited partnerships (collectively, the "Original Owner Group") entered into a certain Master Agreement ("Master Agreement") and certain related side agreements and on March 1, 1993 a certain Closing Memorandum and Agreement ("Closing Agreement"), and (with Talla) an Amended and Restated Side Letter ("Side Letter") and certain related side agreements creating an arrangement whereby all or some of the Bally Group assumed responsibility for the operation and financial management of certain health and fitness clubs. In furtherance thereof and pursuant to the Master Agreement and the Closing Agreement, certain of the parties entered into various Management Agreements ("Management Agreements") and Agreements for the Employment of BTF to Perform Administrative, Accounting, Membership Contract and Collection Services ("G&A Agreements") and subsequently that certain Memorandum Agreement dated February 4, 1994 by and among the Bally Group, the Original Owner Group and, for the limited purposes therein indicated, Talla and Holiday or any of the other agreements entered into in connection therewith (collectively, the "Encino/Howard Hughes Unwind Documents"). The Master Agreement, the Closing Agreement, the Side Letter, the Management Agreements, the G&A Agreements, the Encino/Howard Hughes Unwind Documents and all other agreements related thereto are referred to, collectively, herein as the "Venture Agreements".

     B. SCHC is the successor to the Original Owner Group under the Venture Agreements and is a wholly-owned subsidiary of SCCI.

     C. Circumstances have now arisen which have caused the parties to agree to terminate the arrangements created by the Venture Agreements with respect to the five health and fitness clubs commonly known as The Sports Connection/Costa Mesa, the Sports Connection/Long Beach, the Sports Connection/Santa Monica, the Sports Connection/South Bay (Torrance), and the Sports Connection/Beverly Hills (West Hollywood) (such clubs, the "Five Clubs"), all of which they desire to memorialize in this Agreement. The Sports Connection/South Bay (Torrance) is referred to herein as the "South Bay Club", and the Sports Connection/Beverly Hills (West Hollywood) is referred to herein as the "West Hollywood Club".

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     D.   Concurrently with such termination, SCHC intends to sell certain of the assets comprising the Five Clubs, other than those assets comprising the South Bay Club (such four clubs, the "Purchaser Clubs"), to 24 Hour Fitness, Inc., a California corporation ("PURCHASER"), and to take back the operations of the South Bay Club and/or to close such club.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the mutual promises contained in this Agreement, the Parties do each hereby agree as follows:

     1. CLOSING. This transaction shall be closed on the date hereof simultaneously with the execution and delivery of this Agreement (the "Closing").

     2. TERMINATION OF VENTURE AGREEMENTS GENERALLY. Following the Closing, the Bally Group and the Owner Group shall have no further duties or responsibilities to each other with respect to the Five Clubs or under the Venture Agreements or as may have otherwise have been agreed except as otherwise expressly required herein.

     3. PAYMENT. The Owner Group shall pay, or cause to be paid, to the Bally Group, at Closing, an amount equal to (a) $1,000,000 (the "Net Payment") less
(b) the deductions specified in paragraphs 5.B and 5.C below and such amount, being $896,250, shall be referred to herein as the "Net Net Payment." Such payment shall be made to the Bally Group by wire transfer of such amount to the following account:

                  LaSalle National Bank
                  Chicago, Illinois 60603
                  ABA Number: 071000505
                  Account Name:  Bally Total Fitness Corporation
                  Account Number:  5800020108

     4.   WORKING CAPITAL RESERVE; CLOSING PRORATIONS.

     A. In addition to the Net Payment less those deductions set forth in paragraphs 5.B and 5.C, the Bally Group shall be entitled to retain for its own account at Closing, and the Owner Group shall have no interest therein from and after Closing, any and all accounts held at Closing by the Bally Group to fund the operations of the Five Clubs and pay their obligations. The Bally Group, in good faith, believes the working capital account to have been approximately $410,000 as of August 31, 1996.

     B. Notwithstanding anything to the contrary contained in the Venture Agreements, the Bally Group shall be solely responsible for settling, and shall bear or receive the benefit of, as applicable, any and all items that otherwise would have been the subject of a closing proration between the Owner Group and the Bally Group for the Five Clubs.Thus, for example and without limitation, the Bally Group shall be solely responsible for: (i) except for those set forth in
SCHEDULE 4.B, cancelling all service contracts for the Five Clubs effective as of Closing and paying all balances due thereon, including any termination penalties, and shall be entitled to keep any refunds for any prepaid balances thereon, (ii) terminating or relocating all employees and independent contractors for the Five Clubs effective as of Closing and paying

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all wages and benefits accrued through Closing, (iii) paying all rent and other sums payable under any lease of personal or real property for the Five Clubs for any period of time through Closing (including, but not limited to, any under a lease of personal property owed the Owner Group or an affiliate), (iv) paying all insurance premiums attributable to insurance coverage for the Five Clubs and their operations for any period of time through Closing and cancelling all such coverage, except for any so-called "tail coverage", effective as of Closing and shall be entitled to keep any premium refund attributable thereto and (v) paying all operating expenses (including, without limitation, taxes, other than income taxes of the Owner Group) of the Clubs that relate to the period of time from the date on which the Bally Group commenced managing the Five Clubs through and including the Closing.

     5.   ADA SETTLEMENT.

     A. Subject to the Closing having occurred, the Parties shall each bear one-half of the following out of pocket third party costs actually incurred by either Party, from time to time and whether before or after the Closing, to defend or settle Lindsey et al. v. Bally Total Fitness Corp. et al., U.S. District Court No. 96-0138-MRP(VAPx) (the "ADA Suit"): (i) legal fees, (ii) payments to the plaintiffs and their counsel as required by any settlement agreement for the ADA Suit (the "ADA Settlement Agreement"), (iii) expenditures to fund renovation of the West Hollywood Club as required by the ADA Settlement Agreement and (iv) providing ADA training for the personnel of the West Hollywood Club. Subject to paragraphs 5.B and 5.C, the Owner Group and the Bally Group shall each perform, after the Closing, any and all of their respective obligations under the ADA Settlement Agreement.

     B. The draft ADA Settlement Agreement presently requires a payment of $119,500 to the plaintiffs in the ADA Suit and their counsel. Accordingly, at Closing, the Owner Group shall send a check for $119,500 to Littler, Mendelson, Fastiff, Tichy & Mathiason (the "Littler Firm"), 2049 Century Park East, 5th Floor, Los Angeles, California 90067-2700, attention: Robert Millman, Esq., the Littler Firm being counsel for the defendants in the ADA Suit, for the Littler Firm to hold in trust, on behalf of the defendants in the ADA Suit, and then to use in making payment to the plaintiffs and their counsel in the ADA Suit as and when such payment shall be required by the ADA Settlement Agreement, as and when finalized and fully executed. $59,750 of such monies shall come from the Owner Group's funds, and $59,750 of such monies shall come from the Bally Group by means of a deduction equal to such amount having been made by the Owner Group from the Net Payment. Nothing in this paragraph 5.B shall be construed so as to limit or modify in any way the Parties' obligations under paragraph 5.A if the ADA Settlement Agreement shall ultimately require payment of more than $119,500 to the plaintiffs and their counsel.

     C. The draft ADA Settlement Agreement presently requires $88,000 worth of certain specified renovations to be made to the West Hollywood Club. As between the Bally Group and the Owner Group, the Owner Group shall be responsible for making such renovations as and when such renovations shall be required to be made by the ADA Settlement Agreement, as and when finalized and fully executed. $44,000 of such monies shall come from the Owner Group's funds, and $44,000 of such monies shall come from the Bally Group by means of a deduction equal to such amount having been made by the Owner Group from the Net Payment. The amount of $88,000 shall be sent by check to the Littler



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Firm concurrently with the check described in paragraph 5.B above. Nothing in this paragraph 5.C shall be construed so as to limit or modify in any way the Parties' obligations under paragraph 5.A if the ADA Settlement Agreement shall ultimately require more than $88,000 worth of renovations to be made to the West Hollywood Club, provided in no event shall the Bally Group be obligated to pay more than one-half of the costs for such renovations, the Bally Group's one-half not to exceed $75,000. The renovation work performed by the Owner Group shall be limited to and performed within the scope of the recommendations of the March, 1996 architectural report submitted by Glitman & Lazarine.

     6.   THE RELEASES.

     A. At the Closing, each of the Bally Group, for themselves and their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subsidiaries, successors, transferees, underwriters, and all persons acting by, through, under or in concert with any of them, and each of them, hereby releases and discharges (i) the Owner Group and each of their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subsidiaries, successors, transferees, underwriters, and each of them; and (ii) each of their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subsidiaries, successors, transferees, underwriters, and each of them; and (iii) all persons acting by, through, under or in concert with any of them, of and from any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, losses and obligations of every nature, character and description, known or unknown, actual or contingent, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter, cause or thing whatsoever incurred, done, omitted or suffered to be done through the date hereof, including, but without limiting the generality of the foregoing, any and all claims arising out of, related to or in any way connected with any of the Venture Agreements or the Five Clubs including, but not limited to, ownership, occupancy, operations or administration thereof (all such released or discharged items, collectively, "Bally Claims").

     B. At the Closing, each of the Owner Group, for themselves and their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subsidiaries, successors, transferees, underwriters, and all persons acting by, through, under or in concert with any of them, and each of them, hereby releases and discharges (i) the Bally Group and each of their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subsidiaries, successors, transferees, underwriters, and each of them; and (ii) each of their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders,



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



subsidiaries, successors, transferees, underwriters, and each of them; and (iii) all persons acting by, through, under or in concert with any of them, of and from any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, losses and obligations of every nature, character and description, known or unknown, actual or contingent, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter, cause or thing whatsoever incurred, done, omitted or suffered to be done through the date hereof, including, but without limiting the generality of the foregoing, any and all claims arising out of, related to or in any way connected with any of the Venture Agreements or the Five Clubs including, but not limited to, ownership, occupancy, operations or administration thereof (all such released or discharged items, collectively, "Owner Group Claims").

     C. For purposes of this paragraph 6, Talla shall be deemed a member of the Owner Group, and Bally Entertainment Corporation and Holiday shall each be deemed a member of the Bally Group.

     D. Each of the Parties acknowledges, in executing the releases (the "Releases") contained in this paragraph 6, that each does so with full knowledge of any and all rights and benefits that each might otherwise have had under California Civil Code Section 1542, and each hereby waives and relinquishes any and all such rights and benefits. Each of the Parties acknowledges and agrees that this waiver is an essential and material term hereof, without which this Agreement (including, without limitation, the Releases) would not have been entered into. Section 1542 reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

Each of the Parties certifies that it has read the foregoing recitation of
Section 1542 and such fact is indicated by the signing of such Party's initials hereto:

      /s/ CAG                                        /s/ DMT
      ---------------                                ----------------
     The Bally Group's                               The Owner Group's
         Initials                                        Initials

Each of the Parties further acknowledges that each may hereafter discover facts different from or in addition to those known or believed to be true with respect to the items released or discharged pursuant to this paragraph 6 (collectively, the "claims"). Each of the Parties agrees that the Releases shall be and shall remain effective in all respects, notwithstanding any such different or additional facts. Each of the Parties further declares that it understands that the parties being released would not have agreed to compromise their respective claims if the Releases did not cover damages and their results which may not yet have manifested themselves or which may be unknown or not anticipated at the present time. Without limitation, each of the Parties declares that it realizes that it may have damages it presently knows nothing about and that, as to them, they have been released pursuant to the Releases.



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

     E. This Agreement effects the settlement of disputes which are denied and contested. Nothing contained herein should be construed as an admission by any Party of any liability of any kind with respect thereto, and all such liability is expressly denied. No rights shall inure to any third party from the obligations, representations and agreements made or reflected herein.

     F. Each of the Parties represents and warrants that it alone is the owner of the claims hereby compromised by it, that it has not heretofore assigned or transferred, nor purported to assign or transfer to any third party, and is not aware of any third party who might assert some interest in any of the claims, whether by contract, operation of law or otherwise. Each Party further agrees to indemnify, defend and hold harmless the other from all liability, claims, demands, damages, costs, expenses and reasonable attorneys' fees incurred by the other Party as a result of any third party asserting any such assignment or transfer of any such interest, right or claim whether by contract, operation of law or otherwise.

     G. Each of the Parties represents and warrants that none of the claims hereby compromised by it is subject to any purported or actual lien, security interest, encumbrance or other contractual right of any third party. Each Party further agrees to indemnify, defend and hold harmless the other from all liability, claims, demands, damages, costs, expenses and reasonable attorneys' fees incurred by the other Party as a result of any third party asserting the existence of any of the foregoing.

     H. Each of the Parties acknowledges that it has read this Agreement, has been, or has had the opportunity to be, represented by independent counsel of their own choice in connection with the circumstances leading up to the execution of the Releases, understands the terms, conditions and consequences of the Releases, and is freely and voluntarily entering into the Releases.

     I. The Releases shall not extend to any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, losses and obligations of every nature, character and description, known or unknown, actual or contingent, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter, cause or thing whatsoever incurred, done, omitted or suffered to be done because of a breach by the other party of any covenant or obligation contained in this Agreement, or any breach of any representation or warranty by the other party contained in this Agreement.

     J. The Releases shall only become effective, if at all, at the Closing and shall be of no force or effect whatsoever if the Closing shall fail to occur, for any reason at all.

     7. MUTUAL REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants to the other as follows:

     A. It has full power and authority to execute, deliver and perform this Agreement (including, without limitation, as applicable, the Releases) and to do any and all other things reasonably required hereunder.

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     B.   The execution, delivery and performance of this Agreement is not in contravention of or in conflict with any other agreement, indenture or undertaking to which it is a party or by which it, or any of its property, may be bound or affected.

     C. Any and all representations and warranties contained in this Agreement (including, without limitation, the Releases) shall survive the execution of this Agreement.

     8. SPECIAL REPRESENTATIONS AND WARRANTIES OF THE BALLY GROUP. Concurrently with the Closing, the Owner Group has entered into an Asset Purchase Agreement between Purchaser and the Owner Group (the "Purchase Agreement"). Pursuant to paragraph 2 of the Purchase Agreement, the Owner Group is making certain representations and warranties to the Purchaser and certain of its affiliates (the "Seller Warranties") regarding the Purchaser Clubs and their operations. In order that the Owner Group may be able to make Seller's Warranties, the Owner Group has asked the Bally Group to deliver to the Owner Group, the Owner Group's counsel, Purchaser and/or Purchaser's counsel certain materials which are listed on SCHEDULE 8 attached hereto, together with the list of employees and independent contractors who contracted with or are employed by the Bally Group for the Purchaser Clubs and the list of members for the Santa Monica Club, receipt of which is hereby acknowledged by the Owner Group, concurrently herewith (collectively, "Bally Materials"). The Bally Group acknowledges and agrees that it has delivered the Bally Materials, in part, in order that the Owner Group may rely upon the Bally Materials for purposes of making the Seller Warranties in the Purchase Agreement and that the Owner Group will rely upon the Bally Materials for these purposes. Accordingly, in order that the Owner Group may rely upon the Bally Materials for such purposes, the Bally Group hereby represents and warrants to the Owner Group that, to the knowledge of the Bally Group, all of the Bally Materials are true, accurate and complete copies of what they purport to be in all material respects, it being agreed that the Bally Group shall not be deemed to have knowledge of a particular fact or matter if none of Julie Adams, John Dwyer, Cary Gaan, Sonny Reser or Karen Reling is actually aware of such fact or other matter as of the date of Closing.

     9. CONCESSIONS. Attached hereto as SCHEDULE 9 is a list of all concessions entered into at the Five Clubs which are contracted for by the Bally Group. All such concessions are cancelable on no more than thirty (30) days' notice except as provided on SCHEDULE 9.

     10. REMOVAL OF CERTAIN EQUIPMENT. The Bally Group shall, at its sole expense, remove from the Five Clubs its computer terminals, printers, "swipe" card readers, signs, logos and indicia of operations and all other personal property owned or leased by any of the Bally Group as reasonably promptly as possible and in any event within 30 days after the Closing. Such removal shall be conducted in such a manner as to minimize disruption to the operations of the Five Clubs and so as not to materially damage the Five Clubs. The Bally Group shall indemnify the Owner Group and Purchaser from and against any and all claims, costs, damages, liabilities and losses arising out of or in any way connected with any such removal. If such materials are not removed within 30 days after the Closing, then the Bally Group shall be conclusively deemed to have abandoned such property and shall be responsible for any and all costs incurred in connection with any subsequent removal thereof. The exercise equipment listed on SCHEDULE 10 attached hereto belongs to the Bally Group and shall be removed in accordance with the terms hereof.



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     11.  ADDITIONAL INDEMNITIES. The Bally Group shall defend the Owner Group
(including Talla) and indemnify and hold them harmless (including reasonable attorneys' fees and expenses) on account of any claim asserted or loss or damage incurred by the Owner Group (including Talla) arising out of or relating to any guaranty by the Owner Group, or any of them, of that certain lease dated May 15, 1991 between Holiday, as tenant, and South Auspicious Investments as successor to BA Mortgage and International Realty Corporation, as landlord, for space at 17401 Ventura Blvd., Encino, California. The Bally Group shall further defend the Owner Group and indemnify and hold them harmless (including reasonable attorneys' fees and expenses) on account of any claim asserted against or loss or damage incurred by the Owner Group (including Talla) arising out of or relating to (i) any personal injury claim, (ii) any claim against any employee or independent contractor (including, for purposes of this paragraph, any concessionaire at any of the Clubs) who is employed by or contracted with any of the Bally Group, (iii) any claim by any employee or independent contractor who is employed by or contracted with any of the Bally Group or (iv) any claim arising out of any act or omission of any employee or independent contractor who is employed by or contracted with any of the Bally Group, in each such instance
(a) in connection with the operations of the Five Clubs for the period of time from the date on which the Bally Group commenced managing the Five Clubs through and including the Closing and (b) except if and to the extent any such claim shall be attributable to the gross negligence or wilful misconduct of any of the Owner Group. The Bally Group agrees that it shall, at its sole cost and expense, exercise its reasonable best efforts to remove Authentic Fitness from the Santa Monica Club and shall pursue whatever legal rights it may have to effectuate such removal but shall have no obligation to incur any financial obligation except the legal fees associated therewith. Except as otherwise provided in paragraph 4.B above and except for the Bally Group's obligations pursuant to that certain Reciprocity and Transition Agreement of even date herewith, the Owner Group shall defend the Bally Group and indemnify and hold them harmless (including reasonable attorneys' fees and costs) on account of the claim asserted or loss or damages incurred by the Bally Group, or any of them, arising out of or relating to any obligation of the Bally Group to any lessor of the Five Clubs or Purchaser with respect to the Purchaser Clubs.

     12. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, representatives, assigns, affiliates, agents, shareholders, directors, employees and attorneys, past and present, and each of them.

     13. INTEGRATION. This Agreement, together with those two certain letter agreements of even date herewith between the Bally Group the Owner Group, regarding the South Bay Club, comprises the entire understanding of the Parties concerning the subject matter hereof, and may only be modified or amended by an agreement in writing executed by each of the Parties which specifically refers to this Agreement. The rights, duties and obligations of the Parties under this Agreement shall operate independently of any other relationship, contractual or otherwise, between the Parties.

     14. GOVERNING LAW. This Agreement shall be construed in all respects in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within California.


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



     15. CONSENT TO VENUE. If any action, proceeding or litigation arising out of this Agreement (a "Proceeding") is commenced, each of the Parties consents to jurisdiction and venue and agrees that such Proceeding shall be conducted only in either the Superior Court of the State of California for the County of Los Angeles or the United States District Court for the Central District of California. Each of the Parties hereby waives any right such Party may have to assert the doctrine of forum non conveniens or to object to venue to the extent that any such Proceeding is conducted in accordance with this section.

     16. WAIVER OF JURY TRIAL. With respect to any dispute arising under or in connection with this Agreement, each party hereby irrevocably waives all rights it may have to demand a jury trial. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH OF THE PARTIES AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER ACKNOWLEDGES THAT SUCH PARTY HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF SUCH PARTY'S OWN FREE WILL, AND THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT SUCH PARTY HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

     17. COSTS OF ENFORCEMENT. If any action, proceeding or litigation shall be commenced to enforce the terms hereof or to declare rights hereunder, the prevailing party shall be entitled to recover all of its costs and expenses including, but not limited to, reasonable attorneys' fees and expect witness fees.

     18. FURTHER ASSURANCES. Each of the Parties agrees to cooperate with the other Party and to execute, acknowledge and deliver any and all additional agreements, certificates, instruments, dismissals and documents and to take any and all such further actions, all at no additional cost or obligation to the Party doing so and all as may reasonably be deemed necessary or appropriate by the other Party to effectuate this Agreement.

     19. SURVIVAL. Notwithstanding the Releases contained in this Agreement, all rights and obligations created under or pursuant to this Agreement, or expressly contemplated by this Agreement to survive the Closing, shall survive the Closing and the Releases contained herein.

     20. AGREEMENT NOT DRAFTED BY EITHER PARTY. In the event of any disagreement hereunder, this Agreement shall not be construed as having been drafted by either Party.

     21. COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one and the same agreement. If this Agreement is executed in counterparts, then each party hereto shall execute sufficient counterpart signature pages for each party, ultimately, to be provided with an originally executed counterpart signature page for each of the parties hereto.


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



     22. GENDER. Each gender shall include the other genders whenever the context may require in this Agreement.

     23. NOTICE. Whenever, under the terms of this Agreement, written notice is required or permitted to be given by any party to any other party, such notice shall be deemed to have been sufficiently given if personally delivered or deposited in the United States mail, in a properly stamped envelope, certified or registered mail, return receipt requested, addressed to the party to whom it is to be given, at the address hereinafter set forth. Notices shall be deemed given upon the earlier of actual delivery or three business days following deposit in the United States mail as aforesaid. Any notice required to be given pursuant to this Agreement may also be given by facsimile or telecopier transmission, in which case such notice shall be deemed given and served on the calendar day such notice is sent via facsimile or telecopier transmission, properly addressed to the parties as set forth below, if a "hard copy" is also sent that same day by United States mail, as aforesaid.

         The Owner Group:  c/o The Sports Club Company, Inc.
                           11100 Santa Monica Boulevard
                           Suite 300
                           Los Angeles, California 90025
                           Attention:  D. Michael Talla or John Gibbons
                           Facsimile No.: 310/479-4350

         With copy to:     Resch Polster Alpert & Berger LLP
                           10390 Santa Monica Boulevard
                           Fourth Floor
                           Los Angeles, California 90025
                           Attention:  Ronald M. Resch, Esq.
                           Facsimile No. 310/552-3209

         The Bally Group:  Bally Total Fitness Corporation
                           8700 West Bryn Mawr Avenue
                           Second Floor
                           Chicago, Illinois  60631
                           Attention:  General Counsel
                           Facsimile No. 773/399-0126

         With copy to:     Rudnick & Wolfe
                           203 North La Salle Street
                           Suite 1800
                           Chicago, Illinois 60601-1293
                           Attention:  Michael Sklar, Esq.
                           Facsimile No.:  312/236-7516

     24. CONFIDENTIALITY. Except as set forth below, as required by law or relating to it being a public company, and for disclosures to their respective attorneys and accountants, each of the Parties hereby agrees to keep confidential the existence of this Agreement, the terms hereof, and the circumstances surrounding termination of the Venture

Agreements and the change in ownership and/or management of the Five Clubs. No Party shall make any press release or similar public announcement with respect to the transactions contemplated hereby without obtaining the prior approval of the other Party, except as may be required by law, in which event (a) each Party shall have the right to issue a press release, if upon advice of counsel such is required by law, and in such event the Parties shall agree to cooperate in the drafting of a press release, mutually acceptable to the Parties, announcing this transaction provided, and, in any case, (b) no such release or announcement shall use the Bally name (unless such use is required by law upon advice of counsel), trademarks, logo or any identifying designation.

     25. AUTHORITY TO SIGN. Each of the individuals whose signature appears below hereby represents and warrants that he or she has actual authority to enter into this Agreement on behalf of the entity on whose behalf he or she signs this Agreement and does so to the fullest extent of his or her authority, whether as an individual, officer, director, shareholder, partner, joint venturer or otherwise.

     26.  TIME OF ESSENCE. Time is of the essence of this Agreement.

     27. TALLA. Talla shall be deemed a party to this Agreement and bound only by those terms and conditions which (a) confirm, modify or replace the terms and conditions of the Venture Agreement to which he is subject or bound pursuant to the Side Letter or (b) expressly provide herein that he is to be bound or benefitted thereby, including without limitation paragraphs 6.C and 11. No other provisions of this Agreement shall be deemed to create any obligation for him or any rights or duties for his benefit.

     IN WITNESS WHEREOF, each of the Parties has executed this Agreement effective as of the day and year first set forth above.

THE BALLY GROUP:                    BALLY TOTAL FITNESS HOLDING
                                      CORPORATION


                                    By: /s/ CARY A. GAAN
                                       -----------------------------------
                                       Cary A. Gaan
                                       Senior Vice President


                                    BALLY TOTAL FITNESS CORPORATION


                                    By: /s/ CARY A. GAAN
                                       -----------------------------------
                                       Cary A. Gaan
                                       Senior Vice President
[signatures continue]

                                        BALLY'S S.C. MANAGEMENT, INC.


                                    By:  /s/  CARY A. GAAN
                                       ----------------------------------
                                       Cary A. Gaan
                                       Senior Vice President


                                        HOLIDAY SPA HEALTH CLUBS OF
                                          CALIFORNIA


                                    By:  /s/  CARY A. GAAN
                                       ----------------------------------
                                       Cary A. Gaan
                                       Senior Vice President

THE OWNER GROUP:                        THE SPORTS CLUB COMPANY, INC.


                                    By:  /s/  D. MICHAEL TALLA
                                       ----------------------------------
                                       D. Michael Talla, its chief
                                         executive officer

                                    THE SPORTS CONNECTION HOLDING
                                      COMPANY, as successor to th
                                      Original Owner Group


                                    By:  /s/  D. MICHAEL TALLA
                                       ----------------------------------
                                       D. Michael Talla, its chief
                                       executive officer

                                       /s/  D. MICHAEL TALLA
                                       ----------------------------------
                                       D. MICHAEL TALLA